UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  July 12, 2010

ALLIANCE NETWORK COMMUNICATIONS HOLDINGS, INC.
(Exact name of registrant as specified in its charter) (Former name if changed since last report)

Delaware	333-137920	20-3547389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1365 N. Courtenay Parkway, Suite A Merritt Island, FL		32953
(Registrant’s address		(Zip Code)

Registrant’s telephone number, including area code: (321)-452-9091
120 Wall Street, Suite 2401 New York, NY 10005

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information
Item 2.01 – Completion of Acquisition or Disposition of Assets

On July 12, 2010, Registrant acquired all of the issued and outstanding common stock of BioCube, Inc., a Nevada corporation, from its shareholders in exchange for 8,750,000 shares of the common stock of Registrant.  As a result of the transaction, BioCube, Inc. has become a wholly-owned subsidiary of Registrant.  The acquisition was closed based upon a Share Acquisition Agreement dated June 24, 2010 between Registrant and BioCube, Inc., filed with this Report as Exhibit 10.

BioCube, Inc. a Nevada corporation, is collaborating with its Russian research partners to complete the development and then commercialization of an environmentally safe decontamination system, utilizing an aerosol-based delivery method. This system has demonstrated effective handling of microbial and fungal cells, spores, and viruses that are the core of such infections as MRSA, Avian Flu, Swine Flu and common molds.

Hospitals struggle with the control of infectious diseases and continue to look for efficacious, environmentally friendly and cost-effective means of dealing with this pervasive problem. BioCube intends to focus on this existing market need for decontamination of patient rooms, operating theaters, medical equipment and furniture, which exists in over 5,000 hospitals and nearly 1 million beds in the U.S. healthcare system, as well as the many other uses of a similar decontamination solution.

BioCube will focus on the following target markets:

-- Healthcare (hospital, nursing homes)

-- Travel (airplanes, cruise ships, mobile homes)

-- Mold remediation

-- Schools

-- Animal farming

-- Agriculture

BioCube believes that its decontamination technology holds significant promise as a long-term solution to a global problem. BioCube's objective is to help create an effective technology that will allow for rapid, inexpensive and environmentally safe remediation of buildings that have been contaminated by a biological agent, thus allowing a speedy return to a state of normalcy.

BioCube has also entered into a licensing agreement with Battelle Memorial Institute of Richland, Washington, to sub-license technology contained in certain rights of Batelle in patents relating to micro-aerosol based decontamination methods, which are complimentary to the technology of BioCube.

Boris Rubizhevsky, Chairman and a shareholder of Registrant, is also Chairman and a major shareholder of BioCube, Inc.  Mr. Rubizhevsky abstained from the approval of the acquisition by the Board of Directors of Registrant, a majority of which approved the acquisition.  The transaction was a stock-for-stock exchange transaction, and no cash or other consideration was involved.  As part of the acquisition transaction, the Board of Directors of Registrant also approved the change in Registrant’s corporate name to BioCube Holdings, Inc., effective upon the approval of the name change and amendment to the Articles of Incorporation by the shareholders.

Registrant plans to prepare and submit the necessary regulatory and corporate documents to amend its Articles of Incorporation to effect the corporate name change to BioCube Holdings, Inc. within the next several weeks.

Section 5 - Corporate Governance and Management
Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As a result of the acquisition of BioCube, Inc., and as part of that transaction, Paul Lisak and Winston Willis resigned as directors of Registrant.  Copies of their letters of resignation are filed with this Current Report as Exhibits 17.1 and 17.2.  There were no disagreements or disputes between Registrant and either Mr. Lisak or Mr. Willis over any matter relating to the operations or financial statements of Registrant, and the resignations were for personal reasons.  As a result of the resignations, Boris Rubizhevsky became the sole director of the Registrant.  In addition, at a meeting of the Board of Directors held on July 12, 2010, Mr. Rubizhevsky has elected himself as the President, Chairman, CEO, CFO, Secretary and Treasurer of Registrant, and has as a result, become the sole officer of Registrant.

Section 9 -  Financial Statements and Exhibits.
Item 9.01 -  Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

The financial statements required by this Item 9(a) will be filed by amendment to this Form 8-K within the period permitted by Item 9(a)(4) of Form 8-K.

(b)	Pro Forma financial information

The pro forma financial information required by this Item 7(b) will be filed by amendment to this Form 8-K within the period permitted by Item 9(a)(4) of Form 8-K.

(c)	Not applicable.

(d)	Exhibits.

Exhibits 10	Share Acquisition Agreement dated June 24, 2010.

Exhibit 17.1	Resignation of Paul Lisak

Exhibit 17.2	Resignation of Winston Willis

Exhibit 99.1	Unaudited Financial Statements of BioCube Inc. for the years ended December 31, 2009 and 2009.

Exhibit 99.2	Unaudited Financial Statements of BioCube, Inc. for the six month periods ended June 30, 2010 and 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIANCE NETWORK COMMUNICATIONS HOLDINGS, INC.

Date: July 16, 2010	By:	/s/ Boris Rubizhevsky
Boris Rubizhevsky
Chief Executive and Financial Officer

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